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                                                                     Exhibit 5.1


                      [Letterhead of Jones, Day, Reavis & Pogue]







                                     May 28, 1998

American Lawyer Media Holdings, Inc.
c/o American Lawyer Media, Inc.
345 Park Avenue South
New York, New York 10010

Gentlemen:

          We are acting as special counsel for American Lawyer Media Holdings, Inc., a Delaware corporation ("Holdings"), in connection with the proposed issuance and exchange (the "Exchange Offer") of up to $63, 275,000 principal amount at maturity of Holdings' 121/4% Senior Discount Notes due 2008 (the "Exchange Discount Notes") for an equal principal amount at maturity of Holdings' 121/4% Senior Discount Notes due 2008 outstanding on the date hereof (the "Old Discount Notes"), to be issued pursuant to the Indenture dated as of December 22, 1997 (the "Indenture") among Holdings and The Bank of New York, as trustee (the "Trustee"). the Exchange Discount Notes will be senior, unsecured, general obligations of Holdings.

          Our opinions expressed below are limited to the laws of the State of New York, Delaware corporate law and the federal law of the United States of America, as currently in effect, and we do not express any opinion herein concerning any other law.

          We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that when the Exchange Discount Notes have been duly executed by authorized officers of Holdings, authenticated by the Trustee in accordance with the Indenture and issued in exchange for the Old Discount Notes in accordance with the Indenture and the Exchange Offer, the Exchange Discount Notes will be valid and binding obligations of Holdings.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus constituting a part of such Registration Statement.

                                   Very truly yours,


                                   /s/ Jones, Day, Reavis & Pogue

                                   Jones, Day, Reavis & Pogue